Exhibit 99.1

Schlumberger Updates Activity Outlook

Houston, June 10, 2010—Schlumberger Limited (NYSE:SLB) announced today the effect on its US operations following the recently announced six-month Minerals Management Service (MMS) moratorium on certain drilling operations in the US Gulf of Mexico and on other matters relating to its North American operations.

Schlumberger Oilfield Services revenue attributable to the US Gulf of Mexico represented approximately 3.5% of consolidated Schlumberger revenue for the year ended December 31, 2009. In addition, WesternGeco US Gulf of Mexico revenue amounted to approximately 1.8% of consolidated revenue. The majority of these revenues related to the high-technology services and products deployed in deepwater operations.

Schlumberger Chairman and Chief Executive Officer Andrew Gould commented, “While the moratorium will impact on-going business activities, Schlumberger’s priority is to support its customers and employees as they safely wind down affected operations. The initial impact of the moratorium is subject to considerable uncertainty as our customers react to a sudden change in their operating plans and, consequently, we are assessing how to optimally redeploy skilled staff and available equipment to maintain operational flexibility.

In addition, as we have previously disclosed, and prior to recent events in the US Gulf of Mexico, our North America Land operations were undergoing a review to provide consistent response, enhanced reliability and greater operational efficiency. This review will now be accelerated and will take into consideration the impact of the drilling moratorium in the US Gulf of Mexico. Any charges associated with the resulting actions will be taken as early as the third quarter of 2010.

While the major impact of this moratorium will be seen in the US Gulf of Mexico, we can assume that other worldwide operations will see some more limited effects. Operators and regulatory bodies around the world will proceed with greater caution until the causes of the Deepwater Horizon tragedy are better understood and we have already seen instances of this. However, while the drilling moratorium in the Gulf of Mexico will present the deepwater industry with a challenging period, in the longer term deepwater production will remain an important source of future global oil supply.”

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 83,000 people representing over 140 nationalities and working in more than 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Updates Activity Outlook, page 2

Schlumberger Limited has principal offices in Paris, Houston and The Hague. For more information, visit www.slb.com.

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For further information, contact

Malcolm Theobald – Vice President of Investor Relations

Robert Bergeron – Manager of Investor Relations

Office + 1 (713) 375-3535

investor-relations@slb.com